PPG Industries, Inc.
Exhibit 99.3
UNAUDITED SUPPLEMENTAL FINANCIAL INFORMATION

The following table includes unaudited, supplemental quarterly financial information for the first quarter of 2013, which has been recast to reflect the new segment reporting structure and the divestiture of PPG's 51% ownership interest in its Transitions Optical joint venture and 100% of PPG's optical sunlens businesses.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
REPORTABLE BUSINESS SEGMENT INFORMATION (unaudited)
(All amounts in millions)

3 Months Ended
March 31,
2013

Net sales
Performance Coatings	$1,578
Industrial Coatings	1,274
Glass	256
TOTAL	$3,108

Segment income
Performance Coatings	$192
Industrial Coatings	204
Glass	5
TOTAL	401
Legacy items	(46)
Acquisition-related costs	(6)
Interest expense, net of interest income	(43)
Other unallocated corporate expense	(60)
INCOME BEFORE INCOME TAXES	$246